Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference therein in the Registration Statement (Form S-8 No 333-___) pertaining to the Employee Stock Purchase Plan of Option Care, Inc. of our report dated March 15, 2007, with respect to the consolidated financial statements and schedule of Option Care, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Option Care, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Option Care, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

June 28, 2007
Chicago, Illinois